EXHIBIT 99.2

As you know, we have been developing our mobile marketing and mobile healthcare businesses in the U.S. and our mobile financial services business in South Africa. It has been challenging, to be sure, and the company had to take on debt in 2012 and 2013 to support our business. The 2012 debt has matured and the company has not generated sufficient funds to pay it. Accordingly, we filed a voluntary petition on Saturday, September 6, under Chapter 11 of the United States Bankruptcy Code.

Chapter 11 is intended to allow companies time to reorganize and restructure their businesses. It triggers the same process that General Motors and Chrysler used to restructure, as have a number of airlines including American Airlines, Delta and United. The entire process will be supervised by a court in Washington State and we plan to continue to operate the business during the process.

Matt Harris

Chief Executive Officer